Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 25, 2013 (the “Effective Date”) is among SILICON VALLEY BANK, a California corporation (“Bank”), and GIGOPTIX, INC., a Delaware corporation (“GigOptix”), CHIPX, INCORPORATED, a Delaware corporation and wholly-owned Subsidiary of GigOptix (“ChipX”), and ENDWAVE CORPORATION, a Delaware corporation and wholly-owned Subsidiary of GigOptix (“Endwave” and together with GigOptix and ChipX, individually and collectively, jointly and severally, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Recitals.

A.             Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of December 9, 2011 (as amended, the “Prior Loan Agreement”).

B.             Borrower has requested, and Bank has agreed, to replace, amend and restate the Prior Loan Agreement in its entirety. Bank and Borrower hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2              LOAN AND TERMS OF PAYMENT

2.1           Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon together with any fees and Finance Charges as and when due in accordance with this Agreement.

2.1.1        Financing of Accounts

(a)            Availability. Subject to the terms of this Agreement, Borrower may request that Bank finance Eligible Accounts. At all times when Borrower is not Borrowing Base Eligible (as hereinafter defined), Bank may, in its good faith business discretion in each instance, finance specific Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account. At all times that Borrower is Borrowing Base Eligible, Borrower may request that Bank finance Eligible Accounts on an aggregate basis. Bank shall finance Eligible Accounts on an aggregate basis by extending credit to Borrower in an amount not to exceed the result of the Advance Rate multiplied by the aggregate face amount of the Eligible Accounts (the “Borrowing Base”). Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis. When Bank finances an Eligible Account (an “Advance”), the Eligible Account becomes a “Financed Receivable.”

(b)            Maximum Advances. At all times that Borrower is Borrowing Base Eligible, the aggregate principal amount of the Advances shall not exceed the lesser of (i) Three Million Five Hundred Thousand Dollars ($3,500,000) or (ii) the amount available under the Borrowing Base. At all times that Borrower is not Borrowing Base Eligible, the aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount. In addition and notwithstanding the foregoing, the aggregate amount of Advances outstanding at any time may not exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

(c)            Borrowing Procedure. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower must deliver to Bank an Invoice Transmittal executed by a Responsible Officer or his or her designee for each Eligible Account it offers, or if Borrower is Borrowing Base Eligible, Borrower shall instead deliver a Payment/Advance Form executed by a Responsible Officer or his or her designee, together with a Borrowing Base Certificate. Bank may rely on information set forth in or provided with each Invoice Transmittal and Payment/Advance Form. In addition, upon Bank’s request, Borrower shall deliver to Bank any contracts, purchase orders, or other underlying supporting documentation with respect to each Eligible Account.

(d)            End of Borrowing Base Eligible Status. On any day that Borrower is no longer Borrowing Base Eligible all outstanding Advances must be supported by specific Eligible Accounts. Borrower shall deliver to Bank, as soon as possible, but in no event more than one (1) Business Day after Borrower is no longer Borrowing Base Eligible, an Invoice Transmittal and a Payment/Advance Form in the form attached hereto as Exhibit E containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2 hereof and subject to the terms of this Agreement, including, without limitation, Section 2.1.1 hereof, each such Eligible Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. At all times that Borrower is not Borrowing Base Eligible, if the outstanding principal amount of the Obligations exceeds the amount of Advances available against Eligible Accounts (as determined by Bank), Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.

(e)            Credit Quality; Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3 of this Agreement) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(f)             Accounts Notification/Collection. Bank may notify any Account Debtor of Bank’s security interest in the Borrower’s Accounts and verify and/or collect them.

(g)            Early Termination. The Revolving Line may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately. If the Revolving Line is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non-refundable termination fee in an amount equal to Seventeen Thousand Five Hundred Dollars ($17,500) (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank closes on the refinance and re-documentation of this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date.

(h)            Maturity. All Revolving Line Obligations outstanding hereunder shall be immediately due and payable in full on the Maturity Date.

(i)             Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

(j)             Overadvances. If, at any time during which Borrower is Borrowing Base Eligible, the outstanding principal amount of the Advances exceeds the lesser of either Three Million Five Hundred Dollars ($3,500,000) or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.

2.1.2        Non-Formula Advances.

(a)            Availability. Subject to the terms and conditions of this Agreement, Bank agrees to make advances to Borrower (each a “Non-Formula Advance” and collectively the “Non-Formula Advances”), from time to time, prior to the Non-Formula Maturity Date, in an aggregate amount not to exceed the Non-Formula Loan Commitment. Amounts borrowed under the Non-Formula Revolving Line may be repaid and, prior to the Non-Formula Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)            Borrowing Procedure. Subject to the prior satisfaction of all other applicable conditions to the making of a Non-Formula Advance set forth in this Agreement, to obtain a Non-Formula Advance, Borrower must deliver to Bank a Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on information set forth in or provided with each Payment/Advance Form.

(c)            Maturity. All Non-Formula Line Obligations outstanding hereunder shall be immediately due and payable in full on the Non-Formula Maturity Date.

(d)            Suspension of Advances. Borrower’s ability to request Non-Formula Advances will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the Effective Date.

(e)            Early Termination. The Non-Formula Revolving Line may be terminated prior to the Non-Formula Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence of an Event of Default, without notice, effective immediately. If the Non-Formula Revolving Line is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrower for any reason, Borrower shall pay to Bank a non-refundable termination fee in an amount equal to Seventeen Thousand Five Hundred Dollars ($17,500) (the “Non-Formula Termination Fee”). The Non-Formula Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Non-Formula Termination Fee if Bank closes on the refinance and re-documentation of this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Non-Formula Maturity Date.

2.2           Collections, Finance Charges, Interest, Remittances and Fees. The Obligations shall be subject to the fees, interest and Finance Charges set forth in this Section 2. Unpaid fees, interest and Finance Charges may, in Bank’s discretion, accrue interest at the then highest rate applicable to the Obligations.

2.3           Collections. When Borrower is Borrowing Base Eligible, Collections will be credited to Borrower’s operating account (for the avoidance of doubt, all Collections shall be directed to the Lockbox in accordance with Section 2.9 below, even when Borrower is Borrowing Base Eligible). When Borrower is not Borrowing Base Eligible, (i) Collections will be credited to the Financed Receivable Balance for such Financed Receivable and (ii) if Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and the excess will be remitted to Borrower, subject to Section 2.9 of this Agreement. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, Bank may apply Collections to the Obligations in any order it chooses.

2.4           Facility Fee. A fully earned, non-refundable facility fee of Thirty Four Thousand Dollars ($34,000), of which Twenty-Two Thousand Dollars ($22,000) is due upon the Effective Date and the remaining Twelve Thousand Dollars ($12,000) is due on the one-year anniversary of the Effective Date (the “Facility Fee”).

2.5           Finance Charges; Interest.

2.5.1        Finance Charges. In computing Finance Charges on the Revolving Line Obligations under this Agreement when Borrower is not Borrowing Base Eligible, all Collections received by Bank shall be deemed applied by Bank on account of the Revolving Line Obligations three (3) Business Days after receipt of the Collections. When Borrower is not Borrowing Base Eligible, Borrower will pay a finance charge (the “Finance Charge”) on the Financed Receivable Balance which is equal to the Applicable Rate divided by three hundred sixty (360) multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. At all times that Borrower is Borrowing Base Eligible, Borrower will pay a Finance Charge on the unpaid principal balance of the Advances which is equal to the Applicable Rate divided by three hundred sixty (360) multiplied by the number of days each such Advance is outstanding multiplied by the unpaid principal balance of such Advance divided by the Advance Rate. At all times that Borrower is Borrowing Base Eligible the Finance Charge shall be payable monthly on the first day of each month. At all times that Borrower is not Borrowing Base Eligible, the Finance Charge is payable when the Advance made based on such Financed Receivable is repaid in accordance with Section 2.12 of this Agreement. Immediately upon the occurrence of an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum, unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase.

2.5.2        Interest on Non-Formula Advances.

(a)            Interest Rate. Subject to Section 2.5.2(b), the principal amount outstanding for each Non-Formula Advance shall accrue interest at a floating per annum rate equal to the greater of (i) one and three quarters of one percent (1.75%) above the Prime Rate or (ii) five percent (5%), which interest shall be due and payable on the third Business Day after the funding date of the applicable Non-Formula Advance.

(b)            Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Non-Formula Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto, unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Payment or acceptance of the increased interest rate provided in this Section 2.5.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)            Adjustment to Interest Rate. Changes to the interest rate of any Non-Formula Advance based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)            Payment; Interest Computation. Interest on each Non-Formula Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Non-Formula Advance shall be included and the date of payment shall be excluded; provided, however, that if any Non-Formula Advance is repaid on the same day on which it is made, such day shall be included in computing interest on such Non-Formula Advance.

2.6           Collateral Handling Fee. At all times that Borrower’s Net Cash is equal to or greater than Four Million Dollars ($4,000,000), Borrower shall not pay any Collateral Handling Fee (as hereinafter defined). At all times that Borrower’s Net Cash is less than Four Million Dollars ($4,000,000), Borrower shall pay a collateral handling fee (“Collateral Handling Fee”) as follows: (a) at all times that Borrower’s Net Cash is between $1.00 and $4,000,000 Borrower shall pay a Collateral Handling Fee equal to fifteen hundredths of one percent (0.15%) per Reconciliation Period of the Financed Receivable Balance for each Financed Receivable outstanding based upon a three hundred sixty (360) day year; and (b) at all times Net Cash is less than $1.00, Borrower shall pay a Collateral Handling Fee equal to three hundred twenty-five thousandths of one percent (0.325%) per Reconciliation Period of the Financed Receivable Balance for each Financed Receivable outstanding based upon a three hundred sixty (360) day year. The Collateral Handling Fee is charged on a daily basis and is equal to the Collateral Handling Fee divided by thirty (30), multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is repaid in accordance with Section 2.12 of this Agreement. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Revolving Line Obligations three (3) Business Days after receipt of the Collections. Immediately upon the occurrence of an Event of Default, the Collateral Handling Fee will increase an additional 0.50%.

2.7           Accounting. After each Reconciliation Period, Bank will provide Borrower with an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fees and the Facility Fee. If Borrower does not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.

2.8           Deductions. Bank may deduct fees, Bank Expenses, Finance Charges, Collateral Handling Fees, Advances which become due pursuant to Section 2.12 of this Agreement, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.9           Lockbox; Account Collection Services

(a)            Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not established and operational on the Effective Date and at all times thereafter.

(b)            Upon receipt by Borrower of any proceeds of Accounts, Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal.

(c)            During any period when Borrower is Borrowing Base Eligible, provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, Bank will promptly turn over to Borrower the proceeds of all the Accounts. During any period when Borrower is not Borrowing Base Eligible, provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of any proceeds of the Accounts by Bank (whether received by Bank in the Lockbox, directly from Borrower, or otherwise), Bank will turn over to Borrower such proceeds other than (i) Collections applied by Bank pursuant to Section 2.3 of this Agreement, and (ii) such proceeds which shall be used by Bank to repay any other amounts due to Bank, such as the Finance Charge, the Facility Fee, Collateral Handling Fee, and Bank Expenses; provided, however, Bank may hold any proceeds of the Accounts (whether received by Bank in the Lockbox, directly from Borrower, or otherwise and whether or not in respect of Financed Receivables) as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. All monies applied to the Revolving Line Obligations shall be applied in accordance with the procedures set forth in Section 2.3 above.

(d)            This Section 2.9 does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral, and if an Event of Default occurs, Bank may, without notice, apply the proceeds of such Accounts to the Obligations.

2.10         Bank Expenses. Borrower shall pay all Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.11         Good Faith Deposit. Borrower has paid to Bank a deposit of $10,000 (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. The Good Faith Deposit will be applied to the Facility Fee on the Effective Date.

2.12         Repayment of Obligations; Adjustments

2.12.1     Repayment.

(a)            Advances. At all times that Borrower is not Borrowing Base Eligible, Borrower will repay each Advance on the earliest of: (i) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (ii) the date on which the Financed Receivable is no longer an Eligible Account, (iii) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable otherwise remains an Eligible Account), (iv) the date on which there is a breach of any representation or warranty in Section 5.3 of this Agreement or of any covenant in the Loan Documents, or (v) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder. Notwithstanding the foregoing, at any time that Borrower is Borrowing Base Eligible, Borrower will repay each Advance on the earliest of: (x) the date on which there is a breach of any warranty or representation set forth in Section 5.3, (y) the Maturity Date (including any early termination), or (c) to the extent required under Section 2.1.1(d).

(b)            Non-Formula Advances. All unpaid principal and accrued and unpaid interest on each Non-Formula Advance is due and payable in full on the earliest of (i) the third (3rd) Business Day after the funding date of such Non-Formula Advance or (b) the Non-Formula Maturity Date (including any early termination).

2.12.2     Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5 of this Agreement, immediately without notice or demand from Bank) repay all of the Obligations. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, interest, the Early Termination Fee, the Non-Formula Termination Fee, Collateral Handling Fee, attorneys’ and professional fees, court costs and expenses, Bank Expenses and any other Obligations.

2.12.3     Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.13         Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successor and assigns, to: (a) following the occurrence of an Event of Default, (i) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; and (b) regardless of whether an Event of Default has occurred and is continuing, (i) notify all Account Debtors to pay Bank directly; (ii) receive, open, and dispose of mail addressed to Borrower; (iii) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to any of the Loan Documents); and (iv) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under the Loan Documents, as directed by Bank.

3              CONDITIONS OF LOANS

3.1           Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)            duly executed original signatures to this Agreement;

(b)            duly executed original signatures to each Acknowledgment of Amendment and Reaffirmation of Guaranty attached hereto as Schedules 1 and 2;

(c)            the Operating Documents and good standing certificates of Borrower, with regard to each jurisdiction in which Borrower is registered to do business, each certified by the applicable governmental authority as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)            duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(e)            certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)             the Perfection Certificates of each Borrower, together with the duly executed original signatures thereto; and

(g)            payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2           Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)            timely receipt of an executed Payment/Advance Form;

(b)            the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)            in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3           Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4              CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein shall be and shall at all times continue to be a first priority perfected security interest in the Collateral subject only to Permitted Liens. If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to 105% (110% for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2           Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder. Any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank completed certificates each signed by Borrower, entitled Perfection Certificate (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2           Collateral. Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral are currently being maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2 of this Agreement.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3           Financed Receivables. Borrower represents and warrants for each Financed Receivable:

(a)            Such Financed Receivable is an Eligible Account;

(b)            Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;

(c)            The correct amount is on the Invoice Transmittal and is not disputed;

(d)            Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

(e)            Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f)            There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g)            Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h)            Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i)             Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j)             No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4           Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened in writing by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5           No Material Deviation in Financial Statements and Deterioration in Financial Condition. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6           Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7           Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8           Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9           Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all required tax returns and reports, and Borrower and each Subsidiary have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each Subsidiary. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings and (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10         Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Government Compliance

(a)            Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b)            Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

(c)            Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.2           Financial Statements, Reports, Certificates. Deliver to Bank:

(a)            Borrowing Base Reports. Within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable (by invoice date) (the “Borrowing Base Reports”);

(b)            Borrowing Base Certificate. If Borrower is Borrowing Base Eligible, provide Bank within thirty (30) days after the last day of each month, a Borrowing Base Certificate signed by a Responsible Officer of Borrower;

(c)            Financed Receivable Report. Upon Bank’s request, provide a written report on any Financed Receivable, where payment of such Financed Receivable does not occur by its due date and include the reasons for the delay;

(d)            Deferred Revenue Report. As soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form and detail acceptable to Bank;

(e)            Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, company prepared consolidated and consolidating balance sheet and income statements covering Borrower’s and each of its Subsidiary’s operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(f)            Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request;

(g)            Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;

(h)            Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(i)             SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(j)             Financial Projections. As soon as available, but not later than thirty (30) days after the last day of Borrower’s fiscal year, annual consolidated financial projections for the following fiscal year commensurate in form and substance with those provided to Borrower’s Board of Directors;

(k)            Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more;

(l)             Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark not shown in the IP Security Agreements, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(m)           Other Financial Information. Budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

 6.3          Taxes. Make, and cause each Subsidiary to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4           Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the lender loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank deems prudent.

6.5           Operating Accounts.

(a)            Maintain its primary and its Domestic Subsidiaries’ (including Guarantors) primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates, which accounts shall represent at least 85% of the dollar value of Borrower’s and such Subsidiaries’ cash and Cash Equivalents. Borrower agrees to conduct all letter of credit and foreign exchange transactions through Bank.

(b)            Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each domestic Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any domestic Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (b) Borrower’s accounts at Comerica Bank so long as such accounts do not exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, or (c) Borrower’s accounts at PayPal so long as such accounts do not exceed Fifty Thousand Dollars (50,000) in the aggregate.

6.6           Inventory; Returns; Notices of Adjustments. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment in excess of One Hundred Thousand Dollars ($100,000), Borrower issues a credit memorandum, or any representation, warranty or covenant set forth in this Agreement or the other Loan Documents is no longer true in all material respects, Borrower will promptly advise Bank.

6.7           Protection and Registration of Intellectual Property Rights

(a)            (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)            If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)            Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.8           Litigation Cooperation. From the Effective Date and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.9           Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months (or more frequently as conditions may warrant), unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. The cost to Borrower of Bank’s audits shall not exceed, in aggregate, $12,500 per year. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.10         Formation or Acquisition of Subsidiaries. At the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Bank a Guaranty, (b) cause such new Subsidiary to provide to Bank a Guaranty, a Security Agreement and an Intellectual Property Security Agreement, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (c) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank, and (d) provide to Bank all other documentation in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11         Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

7              NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent.

7.1           Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

7.2           Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management such that the Key Person ceases to hold such office with Borrower and a replacement acceptable to Borrower’s Board of Directors is not made within ninety (90) days after such departure; (ii) enter into any transaction or series of related transactions in which the stockholders of GigOptix who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of GigOptix immediately after giving effect to such transaction or related series of such transactions (other than by the sale of GigOptix’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction); (iii) cause or allow ChipX, Endwave, GigOptix-Helix AG, Gig-Optix, LLC or Lumera Corporation to cease being a wholly-owned Subsidiary of GigOptix; or (iv) allow GigOptix Israel or ChipX UK to cease being a wholly-owned Subsidiary of ChipX.

Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

7.3           Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4           Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 of this Agreement and the definition of “Permitted Liens” herein.

7.6           Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.5 of this Agreement.

7.7           Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and (ii) Borrower may pay dividends solely in Borrower’s equity securities; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Section 7.2 hereof.

7.9           Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10         Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default. Borrower fails to pay any of the Obligations when due;

8.2           Covenant Default. Borrower (a) fails or neglects to perform any obligation in Section 2.1.1(j), Section 2.9 or Section 6 of this Agreement or violates any covenant in Section 7 of this Agreement or (b) fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof and shall not be deemed an Event of Default until the expiration of such cure period; provided, however, grace and cure periods provided under this Section 8.2(b) shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or as set forth in clause (a) above;

8.3           Material Adverse Change. A Material Adverse Change occurs;

8.4           Attachment; Levy; Restraint on Business

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5           Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any default by Borrower or Guarantor, the result of which could result in a Material Adverse Change to Borrower’s or any Guarantor’s business;

8.7           Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8           Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9           Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the subordination agreement;

8.10         Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor; or (d) the liquidation, winding up, or termination of existence of any Guarantor; or

8.11         Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9              BANK’S RIGHTS AND REMEDIES

9.1           Rights and Remedies. When an Event of Default occurs and continues beyond any applicable grace period Bank may, without notice or demand, do any or all of the following:

(a)            declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 of this Agreement occurs, all Obligations are immediately due and payable without any action by Bank);

(b)            stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)            for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (110% for Letters of Credit denominated in a Foreign Currency) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)            terminate any FX Contracts;

(e)            settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)             make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)            apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)            ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)             place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)             demand and receive possession of Borrower’s Books; and

(k)            exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2           Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.4 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.3           Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4           No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.5           Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6           Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for itself for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extensions, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability.

Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.6 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.6, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10            NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	GigOptix, Inc.
130 Baytech Drive
San Jose, CA 95134
Attn: ________________________________
Fax: _________________________________
Email: _______________________________

If to Bank:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, CA 94304
Attn: Megan Willard
Fax: 650-494-1377
Email: mwillard@svb.com

11            CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12            GENERAL PROVISIONS

12.1         Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2         Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3         Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4         Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5         Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6         Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7         Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8         Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9         Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 of this Agreement to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10      Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, each a “Bank Entity” and collectively, the “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this Section 12.10); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is: (i) either in the public domain other than as a result of Bank’s breach of this section or is in Bank’s possession when disclosed to Bank; or (ii) disclosed to Bank by a third party on a nonconfidential basis if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.11      Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12      Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13      Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14      Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15      Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16      No Novation. Nothing contained herein shall in any way impair the Prior Loan Agreement and other Loan Documents now held for the Obligations, nor affect or impair any rights, powers, or remedies under the Prior Loan Agreement or any Loan Document, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Prior Loan Agreement or an accord and satisfaction of the Obligations. Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the date hereof.

13            DEFINITIONS

13.1         Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustments” are all discounts allowances, returns, recoveries, disputes, claims of any kind (including, without limitation, counterclaims or warranty claims), offsets, defenses, rights of recoupment, rights of return, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1 of this Agreement.

“Advance Rate” is eighty percent (80.0%), net of any offsets related to each specific Account Debtor, including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1 of this Agreement.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble of this Agreement.

“Applicable Rate” is a floating per annum rate equal to the greater of (a) the Prime Rate plus six tenths of one percent (0.60%) or (b) three and eighty-five hundredths of one percent (3.85%).

“Bank” is defined in the preamble of this Agreement.

“Bank Entities” is defined in Section 12.10.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble of this Agreement.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is defined in Section 2.1.1(a).

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Borrowing Base Eligible” means that Borrower’s Net Cash is equal to or greater than Four Million Dollars ($4,000,000); provided, however, that if an Event of Default has occurred and is continuing then Bank may, in its sole discretion, cause Borrower to no longer be Borrowing Base Eligible. If Borrower is transitioning from not being Borrowing Base Eligible to being Borrowing Base Eligible then Borrower must deliver a current Borrowing Base Certificate to Bank prior to becoming Borrowing Base Eligible.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit C.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Claims” is defined in Section 12.2 of this Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Handling Fee” is defined in Section 2.6 of this Agreement.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Collateral Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance , Non-Formula Advance, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,”“dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Early Termination Fee” is defined in Section 2.1.1(g) of this Agreement.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3 of this Agreement, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(e) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a)            Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)            Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c)            Accounts owing from an Account Debtor, in which fifty percent (50%) or more of the Accounts have not been paid within ninety (90) days of invoice date;

(d)            Accounts owing from an Account Debtor which does not have its principal place of business in the United States unless (i) such Accounts are otherwise Eligible Accounts and are owing from a Permitted Foreign Account Debtor or (ii) otherwise approved by Bank in writing on a case-by-case basis in its sole discretion;

(e)            Accounts billed and/or payable outside of the United States;

(f)            Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(g)            Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended, excepting Accounts of the United States in an aggregate amount of up to Five Hundred Thousand Dollars ($500,000);

(h)            Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(i)             Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(j)             Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(k)            Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(l)             Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(m)           Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(n)            Accounts for which the Account Debtor has not been invoiced;

(o)            Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(p)            Accounts subject to chargebacks or other payment deductions taken by an Account Debtor;

(q)            Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(r)            Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(s)            Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue); and

(t)            Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Section 8 of this Agreement.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Facility Amount” is Four Million Three Hundred Seventy-Five Thousand Dollars ($4,375,000).

“Facility Fee” is defined in Section 2.4 of this Agreement.

“Finance Charges” is defined in Section 2.5 of this Agreement.

“Financed Receivables” are all those Eligible Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1 of this Agreement. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“Foreign Currency” means lawful money of a country other than the United States.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Good Faith Deposit” is defined in Section 2.11 of this Agreement.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including Lumera Corporation and GigOptix, LLC.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2 of this Agreement.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s and Guarantor’s right, title, and interest in and to the following:

(a)            its Copyrights, Trademarks and Patents;

(b)            any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)            any and all source code;

(d)            any and all design rights which may be available to Borrower;

(e)            any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)            all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“IP Agreements” are those certain Intellectual Property Security Agreements executed and delivered by Borrower and Guarantors to Bank, as amended, modified or restated from time to time.

“Key Person” means Borrower’s Chief Executive Officer, who is, as of the Effective Date, Avi Katz.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreements, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Lockbox” is defined in Section 2.9 of this Agreement.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is March 9, 2015.

“Net Cash” is measured as of the last day of each Reconciliation Period, and means an amount equal to Borrower’s unrestricted cash and Investments with maturities of fewer than twelve (12) months held at or through Bank, minus the outstanding Obligations.

“Non-Formula Advance” is defined in Section 2.1.2.

“Non-Formula Loan Commitment” is Three Million Five Hundred Thousand Dollars ($3,500,000).

“Non-Formula Maturity Date” is March 9, 2015.

“Non-Formula Revolving Line” means all Non-Formula Advances made under Section 2.1.2.

“Non-Formula Obligations” are all Obligations with respect to the Non-Formula Revolving Line.

“Non-Formula Termination Fee” is defined in Section 2.1.2(e) of this Agreement.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit E.

“Perfection Certificate” is defined in Section 5.1 of this Agreement.

“Permitted Foreign Account Debtors” means Cisco Systems, National Instruments, Huawei, ZTE, Opnext, Oclaro, Alcatel-Lucent, Coreoptics, Barco Silex, Fujitsu, Mitsubishi, Sumitomo, Sony and NTT Electronics Corporation.

“Permitted Indebtedness” is:

(a)            Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)            Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)            Subordinated Debt;

(d)            unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)            Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)            Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)            Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate and;

(b)            Investments consisting of Cash Equivalents;

(c)            Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)            Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)            Investments accepted in connection with Transfers permitted by Section 7.1;

(f)            Investments (i) by Borrower in GigOptix-Helix AG not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any calendar quarter or in another Borrower and (ii) by Subsidiaries that are not Borrowers in other Subsidiaries or in Borrower;

(g)            Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i)             Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)            Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)            Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)            purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty Thousand Dollars ($50,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)            Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)            Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)             Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)            leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)            non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(i)             Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j)             Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the “prime rate” as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition newspaper. In the event that The Wall Street Journal ceases publishing such rate for any reason, then the “Prime Rate” shall mean Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reconciliation Period” is each calendar month.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” means all Advances made under Section 2.1.1 hereof.

“Revolving Line Obligations” are all Obligations with respect to the Revolving Line.

“Schedule” is the schedule of exceptions annexed hereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1 of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

GIGOPTIX, INC.

By	/s/ Avi Katz
Name:	Avi Katz
Title:	CEO & COB

CHIPX, INCORPORATED

By	/s/ Avi Katz
Name:	Avi Katz
Title:	COB

ENDWAVE CORPORATION

By	/s/ Avi Katz
Name:	Avi Katz
Title:	COB

BANK

SILICON VALLEY BANK

By:	/s/ Megan Willard
Name:	Megan Willard
Title:	VP

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims (including, without limitation, Case number 1-11-CV-199643 titled GigOptix, Inc. v. Optomai, Inc., Et Al, pending in the Superior Court in Santa Clara County, California and Case number 500-17-046262-088 titled Endwave Corporation v. Advantech Advanced Microwave Technologies Inc. pending in the Canadian Superior Court in Montreal, Quebec), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

1

EXHIBIT B

SPECIALTY FINANCE DIVISION
Compliance Certificate

I, an authorized officer of GigOptix, Inc., acting on behalf of GigOptix, Inc., ChipX, Incorporated and Endwave Corporation (collectively, “Borrower”) certify under the Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending _____________________________ (all capitalized terms used herein shall have the meaning set forth in this Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Collateral Handling Fee Calculation

Trigger	Required	Actual	Identify Which Applies

Net Cash	Above $4,000,000 (No CHF)	$______	Yes No
	$1.00-$4,000,000 (0.15% CHF)		Yes No
	Less than $1.00 (0.325% CHF)		Yes No

All other representations and warranties in this Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

GigOptix, Inc., on behalf of itself and all Borrowers

________________________
Signature
________________________
Title
________________________
Date

EXHIBIT C

BORROWING RESOLUTIONS

[see attached]

EXHIBIT D

BORROWING BASE CERTIFICATE

Borrower: GigOptix, Inc., Chipx, Incorporated and Endwave Corporation
Lender: Silicon Valley Bank
Commitment Amount:      $3,500,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of ____________________	$_______________
2.	Additions (Please explain on next page)	$_______________
3.	Less: Intercompany / Employee / Non-Trade Accounts	$_______________
4.	NET TRADE ACCOUNTS RECEIVABLE	$_______________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
5.	90 Days Past Invoice Date	$_______________
6.	Credit Balances over 90 Days	$_______________
7.	Balance of 50% over 90 Day Accounts (Cross-Age or Current Affected)	$_______________
8.	Foreign Account Debtor Accounts1	$_______________
9.	Foreign Invoiced and/or Collected Accounts	$_______________
10.	Contra / Customer Deposit Accounts	$_______________
11.	U.S. Government Accounts2	$_______________
12.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$_______________
13.	Accounts with Memo or Pre-Billings	$_______________
14.	Contract Accounts; Accounts with Progress / Milestone Billings	$_______________
15.	Accounts for Retainage Billings	$_______________
16.	Trust / Bonded Accounts	$_______________
17.	Bill and Hold Accounts	$_______________
18.	Unbilled Accounts	$_______________
19.	Non-Trade Accounts (If not already deducted above)	$_______________
20.	Accounts with Extended Term Invoices (Net 90+)	$_______________
21.	Chargebacks Accounts / Debit Memos	$_______________
22.	Product Returns/Exchanges	$_______________
23.	Disputed Accounts; Insolvent Account Debtor Accounts	$_______________
24.	Deferred Revenue / Other (Please explain on next page)	$_______________
25.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$_______________

26.	Eligible Accounts (#4 minus #25)	$_______________
27.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #26)	$_______________

BALANCES
28.	Maximum Loan Amount	$3,500,000
29.	Total Funds Available (lesser of #27 or #28)	$_______________
30.	Present balance owing on Line of Credit	$_______________
31.	RESERVE POSITION (#29 minus #30)	$_______________

[Continued on following page.]

___________________________
1 Unless permitted in (d) of “Eligible Accounts”.
2 Exclusion applies to Accounts in excess of $500,000 owing from the US Government without compliance with Assignment of Claims.

1

Explanatory comments from previous page:

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: By: ___________________________ Authorized Signer Date: BANK USE ONLY Received by: _____________________ authorized signer Date: __________________________ Verified: ________________________ authorized signer Date: ___________________________ Compliance Status: Yes No

2

EXHIBIT E – LOAN PAYMENT/ADVANCE REQUEST FORM

Deadline for same day processing is Noon Pacific Time

Fax To: (650) 494-1377	Date: _____________________

Loan Payment: GigOptix, Inc., ChipX, Incorporated and Endwave Corporation From Account #________________________________ To Account #__________________________________________________ (Deposit Account #) (Loan Account #) Principal $____________________________________ and/or Interest $________________________________________________ Authorized Signature: Phone Number: Print Name/Title: Loan Advance: Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire. From Account #________________________________ To Account #__________________________________________________ (Loan Account #) (Deposit Account #) Amount of Advance $___________________________ All Borrower’s representations and warranties in the Second Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date: Authorized Signature: Phone Number: Print Name/Title: Outgoing Wire Request: Complete only if all or a portion of funds from the loan advance above is to be wired. Deadline for same day processing is noon, Pacific Time Beneficiary Name: _____________________________ Amount of Wire: $ Beneficiary Bank: ______________________________ Account Number: City and State: Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.): (For International Wire Only) Intermediary Bank: Transit (ABA) #: For Further Credit to: Special Instruction: By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us). Authorized Signature: ___________________________ 2nd Signature (if required): _______________________________________ Print Name/Title: ______________________________ Print Name/Title: ______________________________________________ Telephone #: Telephone #:

Schedule 1

ACKNOWLEDGMENT OF AMENDMENT
AND REAFFIRMATION OF GUARANTY

Section 1.            Guarantor hereby acknowledges and confirms that it has reviewed and approved the terms and conditions of the Second Amended and Restated Loan and Security Agreement dated as of even date herewith (the “Amendment”).

Section 2.            Guarantor hereby consents to the Amendment and agrees that the Guaranty relating to the Obligations of Borrower to Bank and the Security Agreement and Intellectual Property Security Agreement securing the obligations of Guarantor thereunder shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3.            Guarantor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Guaranty, Security Agreement and Intellectual Property Security Agreement are true, accurate and complete as if made the date hereof.

Section 4.            Guarantor hereby acknowledges and agrees that this Acknowledgment of Amendment and Reaffirmation of Guaranty shall not be deemed to create any obligation on the part of Bank to obtain an acknowledgement or reaffirmation from Guarantor in connection with any future amendments to the Second Amended and Restated Loan and Security Agreement.

GUARANTOR	GIGOPTIX, LLC

	By:	/S/ Avi S. Katz

	Name:	Avi S. Katz

	Title:	CEO

Schedule 2

ACKNOWLEDGMENT OF AMENDMENT
AND REAFFIRMATION OF GUARANTY

Section 1.            Guarantor hereby acknowledges and confirms that it has reviewed and approved the terms and conditions of the Second Amended and Restated Loan and Security Agreement dated as of even date herewith (the “Amendment”).

Section 2.            Guarantor hereby consents to the Amendment and agrees that the Guaranty relating to the Obligations of Borrower to Bank and the Security Agreement and Intellectual Property Security Agreement securing the obligations of Guarantor thereunder shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Amendment or any other document or instrument delivered in connection herewith.

Section 3.            Guarantor represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Guaranty, Security Agreement and Intellectual Property Security Agreement are true, accurate and complete as if made the date hereof.

Section 4.            Guarantor hereby acknowledges and agrees that this Acknowledgment of Amendment and Reaffirmation of Guaranty shall not be deemed to create any obligation on the part of Bank to obtain an acknowledgement or reaffirmation from Guarantor in connection with any future amendments to the Second Amended and Restated Loan and Security Agreement.

GUARANTOR	LUMERA CORPORATION

	By:	/S/ Avi S. Katz

	Name:	Avi S. Katz

	Title:	CEO